Exhibit 99.1

Investor Update – June 22, 2020

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated operations such as capacity, total revenue and certain liquidity metrics. Please see the cautionary statement under “Forward-Looking Information.”

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. s. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2019, the Company's Quarterly Report on Form 10-Q for the year ended March 31, 2020, as amended, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include the risks associated with contagious illnesses and contagion, such as COVID-19, general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

This investor update provides information about recent developments and performance trends for Alaska Air Group (Air Group) and subsidiaries Alaska Airlines (Alaska), Horizon Air (Horizon) and McGee Air Services (McGee).

Q2 Performance Update

The public health and economic crises resulting from the outbreak of COVID-19 beginning in the first quarter of 2020 has had an unprecedented impact on Air Group. Demand deterioration began abruptly in March 2020 and continued through April 2020. In May 2020 early signs of recovery began to emerge, as passenger traffic began to increase with fewer cancellations and an increase in new bookings. However, Q2 demand remains significantly below historic levels, and Q3 is also expected to be significantly adversely impacted.

We are uncertain what shape the recovery will take, and we are continuously monitoring trends in demand to determine our capacity decisions as the situation unfolds. The table below summarizes recent results and our current preliminary expectations for June. If demand continues to improve, we expect to moderate our capacity cuts into July and August to approximately down 60% and down 50% from prior-year levels.

	March 2020	April 2020	May 2020	Expected June 2020(a)
Revenue passengers (000s)	1,846	174	424	~ 650 - 850
Revenue passengers year-over-year	Down 53%	Down 95%	Down 90%	Down 80-85%
ASMs year-over-year	Down 12%	Down 78%	Down 79%	Down ~ 70%
Passenger load factor	46%	15%	40%	~ 50% - 55%
Total revenue year-over-year	Down 49%	Down 87%	Down 83%	Down ~ 80%

(a) Based on current expectations but no assurance can be given that such expectations will be achieved.

As a result of the dramatic reductions to capacity in March and April 2020, Air Group parked 156 mainline aircraft, including 12 Airbus aircraft that have been permanently removed from the operating fleet. We also temporarily parked 13 Horizon aircraft, and suspended flying of 8 aircraft for SkyWest Airlines, a regional partner of ours. We have returned some aircraft to service as demand has improved, including 21 mainline aircraft, 11 Horizon aircraft and 8 SkyWest Airlines aircraft as of June 19, 2020. The eventual return to service of the remaining temporarily parked aircraft will require limited maintenance preparation work, and Air Group expects to be able to reintroduce them at a rate of approximately 5 per week when necessary. The following provides fleet information and anticipated fleet activity by year as of June 19, 2020:

	Actual Fleet	Anticipated Fleet Activity(c)
Aircraft	June 19, 2020(b)	2020 Additions	2020 Removals	December 31, 2020	2021 Changes	December 31, 2021
B737 Freighters	3	-	-	3	-	3
B737-700	11	-	-	11	-	11
B737-800	61	-	-	61	(1)	60
B737-900	12	-	-	12	-	12
B737-900ER	79	-	-	79	-	79
B737-MAX9(a)	-	3	-	3	15	18
A320	49	-	-	49	(7)	42
A321 NEO	10	-	-	10	-	10
Total Mainline Fleet	225	3	0	228	7	235
Q400 operated by Horizon	32	-	-	32	-	32
E175 operated by Horizon	30	-	-	30	-	30
E175 operated by third party	32	-	-	32	-	32
Total Regional Fleet	94	0	0	94	0	94
Total	319	3	0	322	7	329

(a)The three B737 MAX9 aircraft reflected in 2020 were originally contracted for delivery in 2019 and delayed due to the MAX grounding. Seven B737 MAX9 deliveries originally contracted for 2020 have been shifted to 2021 based on our current estimate of expected delivery dates. Future deliveries may be financed through cash from operations, long-term debt or lease arrangements.
(b)Actual fleet at June 19, 2020 excludes 12 Airbus aircraft permanently parked in response to COVID-19 capacity reductions.
(c)Given the drastically reduced demand for air travel as a result of the COVID pandemic, Alaska is continuing to evaluate its overall fleet strategy and long-term plan. It is probable that the current outlook as stated in the table above will change significantly

Q2 Liquidity and Unencumbered Asset Update

Liquidity

In response to the COVID-19 pandemic, we have taken, and will continue to take, action to reduce costs and our overall cash burn. In March 2020, we implemented a company-wide hiring freeze, reduced salaries of senior management, reduced management hours by 10%, and offered voluntary short-term and incentive leave programs to all employees. To date, over 6,000 employees have taken voluntary leave. We have also reduced planned capital expenditures by nearly $600 million to under $175 million for 2020. As a result of these and other actions we have taken, we reduced our monthly cash burn rate from $400 million at the end of March, to $206 million in April, and $165 million in May. These cash burn rates reflect finalized numbers that have changed since our previous estimated disclosures from 8-Ks filed on May 5, 2020 and June 2, 2020. Our cash burn rates in May 2020 benefited from a 230% improvement in gross cash passenger ticket sales, as well as lower cash expenditure on fuel as we utilized fuel inventory from the prior month that remained on hand due to the sudden and significant reduction in flying. Cash burn in June 2020 is expected to be approximately $150 million, benefiting from continued improved demand and the effect of cost reduction efforts, offset partially by elevated debt service and higher fuel spend levels compared to May 2020. We remain focused on reducing monthly cash burn to zero by the end of 2020. Our cash burn measurement includes all operating cash receipts and disbursements, such as cash from bookings net of refunds, other operational cash in (loyalty, cargo, etc.), plus investment earnings, offset by all cash expenditures including debt service and capital expenditures. Cash burn excludes financing raised or payroll support funding.

As of June 19, 2020, Air Group had cash and short-term investments of approximately $2.7 billion. This balance excludes any cash and short-term investments held at McGee and ASA Assurance, Inc.

CARES Act Loan Program

We have applied for $1.1 billion in secured federal loan funding through the loan program authorized under the Coronavirus Aid, Relief and Economic Security (CARES) Act. We continue to work with the U.S. Treasury on the terms of that funding and expect to reach an agreement early in Q3 2020.

CARES Act Payroll Support Funds

In June 2020, McGee finalized agreements with the U.S. Department of the Treasury for McGee’s participation in the Payroll Support Program (PSP) made available under the CARES Act. Under the PSP and related agreements entered into, McGee will receive $30 million to be used exclusively toward continuing to pay employee salaries, wages and benefits. Of this amount, $8.7 million will take the form of a senior term loan with a 10 year term, bearing an interest rate of 1% in years 1 – 5, and SOFR +2% in years 6 – 10, and the remainder will take the form of a grant. The loan is prepayable at par any time. The funds will be provided in three installments, the first for $15 million, and the second and third for $7.5 million. The first installment is expected to be received in June 2020 with subsequent installments expected in July 2020. As additional taxpayer protection required under the PSP, upon funding of the first installment of the McGee PSP, Air Group will grant the Treasury Department additional warrants to purchase 27,596 shares of Air Group (ALK) common stock at a strike price of $31.61, based on the closing price on April 9, 2020. Additional warrants to purchase 14,327 shares of Air Group common stock will be issued to Treasury in connection with McGee's receipt of the second and third installments. The warrants are non-voting, freely transferable, and may be settled as net shares or in cash at Air Group’s option.

The foregoing PSP funding is in addition to $992 million received by Alaska and Horizon in April 2020 from the Treasury Department under the CARES Act, as communicated in the 8-K filed April 23, 2020. Of this amount, $267 million was in the form of a senior term loan having terms consistent with the McGee PSP loan described above, with the remainder in the form of a grant. The loan portion of the $992 million of this PSP support will be increased to $272 million in connection with the funding of the first installment of the McGee PSP described above. In connection with this previous PSP funding, Air Group previously granted the Treasury Department a warrant to purchase 846,748 shares of Air Group (ALK) common stock at a strike price of $31.61, based on the closing price on April 9, 2020.

The funds received under the PSP are required to be used exclusively toward continuing to pay employee salaries, wages and benefits. As a condition to receiving PSP funds, each of Alaska, Horizon and McGee agreed to refrain from conducting involuntary furloughs or reducing employee rates of pay or benefits through September 30, 2020, limit executive compensation through March 24, 2022, and, in the case of Alaska and Horizon, maintain certain air service as required by the Department of Transportation pursuant to its authority under the CARES Act.

Unencumbered Assets

Air Group’s unencumbered assets provide additional financing value. As of June 19, 2020 the estimated market value of unencumbered aircraft assets, representing 81 aircraft from our Boeing and Embraer fleets, is approximately $2 billion. This excludes any unencumbered Q400 aircraft. The estimated market value of unencumbered non-aircraft assets, including real estate, simulators, spare engines, slots and gates is approximately $600 million. The foregoing estimated valuations are based on prevailing market conditions, and can be expected to fluctuate depending on general economic and market conditions.